Exhibit 99.1

BioLife Solutions Announces Third Quarter 2018 Financial Results

Revenue increases 79% to a record $5.3 million; achieves net income of $1.2 million

Conference call and webcast begin at 4:30 p.m. Eastern time today

BOTHELL, Washington — November 8, 2018 — BioLife Solutions, Inc. (NASDAQ: BLFS) (“BioLife”), the leading developer, manufacturer and marketer of proprietary biopreservation media products for cell and gene therapies, today reported financial results and operational highlights for the three and nine months ended September 30, 2018.

Revenue from biopreservation media product sales for the third quarter of 2018 reached $5.3 million, an increase of 79% from the third quarter of 2017. Revenue for the nine months ended September 30, 2018 was $14.3 million, an increase of 81% compared with the prior year period. Product revenue growth for both periods was driven by sales of clinical-grade biopreservation media to the high-growth cell and gene therapy segment, and to BioLife’s worldwide distributor network.

Mike Rice, BioLife Chief Executive Officer, commented, “Q3 was another record revenue quarter and our second consecutive profitable quarter with more than $1 million in net income. We continued to realize the benefits of scaling our business. Product demand from the cell and gene therapy market and our distributors drove this record performance. BioLife is well positioned for a strong close to 2018.”

Third Quarter 2018 Financial Results

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Gross margin for the third quarter of 2018 increased to 70% from 63% in the third quarter of 2017, due to higher average selling prices per liter, and reduced COGS per liter, the result of higher production volume driven by increased sales of biopreservation media to the regenerative medicine market segment.

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Operating expenses for the third quarter of 2018 were $2.5 million, compared with $1.9 million for the third quarter of 2017, primarily reflecting higher performance-based compensation and sales and marketing expenses.

●	Operating profit for the third quarter of 2018 was $1.2 million, compared with an operating loss of $32,000 for the third quarter of 2017.

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Net income attributable to common stockholders for the third quarter of 2018 was $1.2 million, or $0.05 per diluted share, compared with a net loss attributable to common stockholders of $425,000, or $0.03 diluted per share, for the third quarter of 2017.

●	EBITDA for the third quarter of 2018 was positive $1.2 million compared with negative $234,000 for the third quarter of 2017.

●	Adjusted EBITDA for the third quarter of 2018 was $1.7 million compared with $298,000 for the third quarter of 2017.

●	Cash provided by operations for the third quarter of 2018 was $809,000, compared with cash provided by operations of $74,000 for the prior-year period.

●	Cash balance at September 30, 2018 was $32.4 million compared with $2.8 million at September 30, 2017, and $6.7 million at December 31, 2017.

Third Quarter 2018 Market Segment & Channel Highlights

Regenerative Medicine (cell therapy, gene therapy, tissue engineering, stem cell transplant)

●	Product revenue: $2.9 million; 54% of total revenue with 80% growth over the third quarter of 2017.

●	Gained 15 new customers in the regenerative medicine market segment.

Distributors

●	Product revenue: $1.9 million; 36% of total revenue with 148% growth over the third quarter of 2017.

●	Key worldwide distributors: STEMCELL Technologies, MilliporeSigma, Thermo Fisher and VWR.

Nine Month Financial Results

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Gross margin for the nine months ended September 30, 2018 increased to 68% from 62% in the same period last year, due to higher average selling prices per liter, and reduced COGS per liter, the result of higher production volume, driven by increased sales of biopreservation media to the regenerative medicine market segment.

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Operating expenses for the first nine months of 2018 were $7.2 million, compared with $5.7 million for the same period in 2017, reflecting higher performance-based compensation, sales and marketing expenses, and increased expenditures related to enhancing the company’s quality management system.

●	Operating profit for the first nine months of 2018 was $2.6 million, compared with an operating loss of $838,000 for the first nine months of 2017.

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Net income attributable to common stockholders for the nine months ended September 30, 2018 was $2.1 million, or $0.10 per diluted share, compared with a net loss attributable to common stockholders of $2.1 million, or $0.16 per diluted share, for the same period in 2017.

●	EBITDA for the first nine months of 2018 was positive $2.5 million compared with negative $1.4 million for same period in 2017.

●	Adjusted EBITDA for the nine months ended September 30, 2018 was $4.0 million compared with $312,000 for the prior year period.

●	Cash provided by operations for first nine months of 2018 was $1.8 million, compared with cash used by operations of $198,000 for the prior-year period.

Roderick de Greef, BioLife Chief Financial Officer, remarked, “In addition to making excellent financial progress throughout the year, the overhang of non-affiliate warrants has been effectively eliminated. Since the beginning of the year, the number of these warrants decreased by 93%, generating approximately $12.4 million in proceeds, leaving us with only 209,000 non-affiliate warrants.”

2018 Financial Guidance

Management is affirming the following guidance for the full year of 2018:

●	Biopreservation media revenue of $19 million to $20 million, representing growth of 72% to 82% over 2017.

●	Gross margin of 68% to 70%, up from 61% in 2017.

●	Operating expenses of $9.5 million to $10.0 million, compared with $7.8 million in 2017.

●	GAAP operating profit, with proportional increases in EBITDA, adjusted EBITDA and cash flow from operations.

●	Positive GAAP net income.

Conference Call & Webcast

The Company will host a conference call and live webcast beginning at 4:30 p.m. Eastern time this afternoon. To access the live webcast, please go to www.biolifesolutions.com and click on the top banner, or directly at www.biolifesolutions.com/earnings/. Alternatively, you may access the live conference call by dialing (844) 825-0512 (U.S. & Canada) or (315) 625-6880 (International) with the following Conference ID: 9292026. A webcast replay will be available approximately two hours after the call and will be archived on www.biolifesolutions.com for 90 days.

About BioLife Solutions

BioLife Solutions is the leading developer, manufacturer and supplier of proprietary clinical grade cell and tissue hypothermic storage and cryopreservation freeze media for cells and tissues. Our proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the regenerative medicine, biobanking and drug discovery markets. Our biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death; offering commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function.

For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

Cautions Regarding Forward Looking Statements

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements concerning the company's anticipated business and operations, guidance for financial results in 2018, including achieving GAAP operating profit, GAAP net income, EBITDA, adjusted EBITDA and cash flow from operations, the potential utility of and market for its products and services, potential revenue growth and market expansion, regulatory approvals and/or commercial manufacturing of our customers' products, and potential customer revenue. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of products; uncertainty regarding third-party market projections; market volatility; competition; litigation; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Discussion of Non-GAAP Financial Measures

BioLife’s management believes that the non-GAAP measure of “EBITDA” and “Adjusted EBITDA” enhances an investor’s understanding of the Company’s financial and operating performance and its future prospects by being more reflective of core operating performance. BioLife’s management uses this financial metric for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be reviewed in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. A reconciliation of GAAP to non-GAAP results is included in the financial tables in this press release.

EBITDA and Adjusted EBITDA Definitions:

“EBITDA” is a non-GAAP measure defined by BioLife Solutions, Inc., as net income/(loss) excluding interest expense/(income), income tax expense, depreciation expense, and amortization expense. “Adjusted EBITDA” is a non-GAAP measure defined by BioLife Solutions, Inc., as net income/(loss) excluding interest expense/(income), income tax expense, depreciation expense, amortization expense, stock-based compensation expense and the loss/(gain) on equity method investments.

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Media & Investor Relations
Roderick de Greef
Chief Financial Officer
(425) 686-6002
rdegreef@biolifesolutions.com

BIoLife Solutions, Inc.

Unaudited Condensed Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Revenue	$5,293	$2,963	$14,286	$7,887
Cost of product sales	1,606	1,095	4,507	2,981
Gross profit	3,687	1,868	9,779	4,906
Gross margin %	70%	63%	68%	62%

Operating expenses
Research and development	312	293	983	899
Sales and marketing	725	489	1,978	1,547
General and administrative	1,455	1,118	4,199	3,298
Total operating expenses	2,492	1,900	7,160	5,744

Operating income (loss)	1,195	(32)	2,619	(838)

Total other income (expenses)	36	(287)	(246)	(1,119)

Net income (loss) before provision for income taxes	1,231	(319)	2,373	(1,957)
Income taxes	––	––	––	––
Net income (loss) after provision for taxes	1,231	(319)	2,373	(1,957)
Preferred stock dividends	(80)	(106)	(279)	(106)
Net income (loss) attributable to common shares	1,151	$(425)	$2,094	$(2,063)

Basic net income (loss) per common share	$0.07	$(0.03)	$0.13	$(0.16)
Diluted net income (loss) per common share	$0.05	$(0.03)	$0.10	$(0.16)

Basic shares used to compute earnings per share	17,273	13,238	15,529	13,102
Diluted shares used to compute earnings per share	23,657	13,238	21,051	13,102

Non-GAAP Reconciliation:

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net income (loss) after tax provision	$1,231	$(319)	$2,373	$(1,957)
Interest expense/(income), net	(79)	1	(117)	188
Depreciation expense	84	84	245	260
Amortization of debt discount	––	––	––	156
EBITDA	1,236	(234)	2,501	(1,353)

Share-based compensation (non-cash)	383	314	1,131	958
Loss from equity-method investment in SAVSU (non-cash)	43	218	363	707
Adjusted EBITDA	$1,662	$298	$3,995	$312

BIoLife Solutions, Inc. Unaudited Condensed Balance Sheet Information (In thousands)

	September 30, 2018	December 31, 2017
Cash and cash equivalents	$32,381	$6,663
Accounts receivable	2,699	1,021
Inventories	2,911	1,847
Total current assets	38,289	9,931
Total assets	46,449	12,143

Total current liabilities	2,095	1,513
Total liabilities	2,519	2,051
Total Shareholders' equity	43,930	10,092

BIoLife Solutions, Inc. Unaudited Condensed Statement of Cash Flows Information (In thousands)

	Nine Months Ended
	September 30, 2018	September 30, 2017
Cash provided/(used) by operating activities	$1,762	$(198)
Cash (used) by investing activities	(6,339)	(91)
Cash provided by financing activities	30,294	1,714
Net increase in cash and equivalents	$25,717	$1,425